Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of October 3, 2018 and is between the Borrower listed on Schedule I and ALPPS LLC, a Delaware limited liability company, as lender (the “Lender”).

recitals

WHEREAS, the Borrower has requested that the Lender make loans (the “Loans”) from time to time to the Borrower in an amount not to exceed the Commitment Amount (as defined below) and may from time to time request additional term loans for the purposes listed in Schedule I and, upon the terms and subject to the conditions herein set forth, the Lender is willing to provide the Loans to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.      defined terms

When used in this Agreement, including the preamble, recitals and any Schedule or Exhibit, the following terms shall have the following meanings:

“Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, dispute, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against, affecting or purporting to affect such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Authority.

“Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has or could be reasonably expected to have any adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (b) has or could reasonably be expected to have any adverse effect upon the title to or value of any material part of the Collateral, the Liens of the Lender with respect to the Collateral or the priority of any such Liens, (c) impairs the ability of the Borrower to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due, or (d) impairs or delays the ability of the Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable Regulations.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly, through one or more intermediaries, controlling or being controlled by or under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means being a director, manager, general partner or executive officer of such Person or possessing, directly or indirectly, through the ownership of voting securities, through a Contractual Obligation or otherwise, the power to vote, or beneficial ownership of, 5% or more of any class of the voting securities of such Person or of any other equity interests in such Person.

“Agreement” means this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).

“Borrower” has the meaning specified on Schedule I.

“Business Day” means any day of the week, excluding Saturdays, Sundays and any day on which banks in New York are authorized or required to be closed.

“Closing Date” means the first date on which the conditions set forth in Section 3.1 are satisfied and the first Loan can be made hereunder.

“Closing Statement” means a schedule of expected disbursements, as well as costs, Fees, expenses and other amounts expected to be paid on the Closing Date.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Call Percentage” means, with respect to each Loan, the “Collateral Call Percentage” specified for such Loan on Schedule I.

“Collateral Call Period” means, with respect to each Loan, the “Collateral Call Period” specified for such Loan on Schedule I.

“Commitment” means amount set forth as such on Schedule I, as modified to reflect reductions otherwise provided for in this Agreement.

“Commitment Fee” has the meaning specified in Section 2.3(a)(i).

“Collateral Call Percentage” has the meaning specified on Schedule I.

“Commitment Period” means the period from the Closing Date through the Commitment Termination Date.

“Commitment Termination Date” means the “Commitment Termination Date” specified on Schedule I, as the same may be extended pursuant to Section 2.1(d).

“Consents” means any approval, consent, authorization, notice to, or any other action by, any Person other than any Governmental Authority.

“Contractual Obligation” means, with respect to any Person, any provision of any security or similar instrument issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means an agreement, in form and substance satisfactory to the Lender between the Lender and the Borrower, to the extent such agreement is effective to grant “control” (as defined under each applicable UCC) over the Collateral to the Lender.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement. For purposes of this definition, cryptocurrencies shall be considered currencies.

“Currency of Payment” has the meaning specified in Section 2.4(c).

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“Derivative” means any Interest Rate Agreement, Currency Agreement, futures or forward contract, spot transaction, commodity swap, purchase or option agreement, other commodity price hedging arrangement, cap, floor or collar transaction, any credit default or total return swap, any other derivative instrument, any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable, including interest rates, currency values, insurance, catastrophic losses, climatic or geological conditions or the price or value of any other derivative instrument. For the purposes of this definition, “derivative instrument” means “any derivative instrument” as defined in Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activities) of the United States Financial Accounting Standards Board, and any defined with a term similar effect in any successor statement or any supplement to, or replacement of, any such statement.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means, with respect to each Loan, the “Default Rate” specified for such Loan on Schedule I.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“EFT” has the meaning specified in Section 2.4(b).

“EFT Authorization” has the meaning specified in Section 2.4(b).

“Event of Default” means any event or condition described in Section 7.1.

“Excess” has the meaning specified in Section 2.4(g).

“Extension Fee Percentage” has the meaning specified on Schedule I.

“Force Majeure Event” means an event or circumstance which is beyond the control and without the fault or negligence of the Person affected and which by the exercise of reasonable diligence the party affected was unable to prevent, including (a) riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power, requisition or compulsory acquisition by any Governmental Authority, (b) ionizing radiation or contamination, radio activity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive or other hazardous properties of any explosive assembly or nuclear component, (c) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds, (d) internet outages, hacking, denial of service attacks, cybersecurity breaches, cyber-attack or other act of sabotage, data failure or failure of any blockchain or any other technological system, (d) earthquakes, flood, fire or other physical natural disaster, (e) strikes or industrial disputes or (f) any other accident or act of god or public enemy.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any central bank stock exchange regulatory body arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

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“Indemnified Claims” means all Losses that may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement, the other Loan Documents, the Collateral or any other document contemplated by this Agreement or otherwise in any way relating to or arising out of (a) the administration, performance or enforcement by the Lender of any of the Loan Documents or consummation of any transaction described therein, (b) the existence of, perfection of, a Lien upon or the sale or collection of, or any other damage, Loss, failure to return or other realization upon any Collateral, (c) any Force Majeure Event or (d) the failure of the Borrower or any of its Affiliates to observe, perform or discharge any of the Borrower’s covenants or duties under any of the Loan Documents, in each case including any cost or expense incurred by any Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding, whether or not such Indemnitee is a party thereto.

“Indemnitees” means the Lender and each of its Related Parties.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under the Bankruptcy Code or other applicable Regulations, or (c) any appointment of a permanent or interim receiver, manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, or over all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Lender and Dominion Capital LLC to subordinate the Lien of the Junior Lien Lender securing the Junior Lien Obligations to the Liens securing the Obligations of the Borrower to the Lender.

“Interest Payment Currency” means, with respect to each Loan, the “Interest Payment Currency” specified for such Loan on Schedule I.

“Interest Payment Dates” means, with respect to each Loan, the “Interest Payment Dates” specified for such Loan on Schedule I.

“Interest Rate” means, with respect to each Loan, the “Interest Rate” specified for such Loan on Schedule I.

“Junior Lien Creditor” means Dominion Capital LLC, a Connecticut limited liability company.

“Junior Lien Document” means the Junior Lien Security Agreement and all other “Transaction Documents” (as defined in the Securities Purchase Agreement by and among the Junior Lien Creditor and the other purchasers identified therein and DPW Holdings, Inc., dated as of May 15, 2018) and all other documents, instruments, notices, certificates and agreements executed or delivered in connection with or contemplated by these agreements, including any amendments thereto, or any of the Junior Lien Obligations.

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“Junior Lien Obligations” means the “Obligations” as defined in the Junior Lien Security Agreement on the date hereof.

“Junior Lien Security Agreement” means the Security and Pledge Agreement, dated as of May 15, 2018, between the Junior Lien Creditor and the Borrower.

“Legal Closing Fee” has meaning specified in Section 2.3(a)(ii).

“Lender” has the meaning specified in the Preamble.

“Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation Fee” has the meaning specified in Section 2.3(a)(vi).

“Liquidation Fee Percentage” means, with respect to each Loan, the “Liquidation Fee Percentage” specified for such Loan on Schedule I.

“Liquidation Percentage” means, with respect to each Loan, the “Liquidation Percentage” specified for such Loan on Schedule I.

“Loan Account” has the meaning specified in Section 2.5(b).

“Loan Drawdown Fee” has the meaning specified in Section 2.3(a)(iii).

“Loan Drawdown Fee Percentage” means, with respect to each Loan, the “Loan Drawdown Fee Percentage” specified for such Loan on Schedule I.

“Loan Documents” means, collectively, this Agreement, any promissory notes evidencing the Loans or the Obligations, the Security Agreement, the Control Agreement, the Intercreditor Agreement, the Closing Statement and all other documents, instruments, notices, certificates and agreements executed or delivered in connection with or contemplated by this Agreement or any of the Obligations.

“Loans” has the meaning specified in the Recitals.

“Losses” means all liabilities, rights, demands, covenants, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, damages, Actions and causes of actions, settlements, judgments, damages, losses (including reductions in yield), debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, Taxes, interest, charges, costs, fees and expenses (including fees, charges, and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble.

“LTV Ratio” means, at any time, the ratio of the outstanding principal amount of all Loans to the value of the Collateral, as determined using the Valuation Index at such time.

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“LTV Ratio Drawdown Percentage” has the meaning specified on Schedule I.

“LTV Ratio Maintenance Percentage” has the meaning specified on Schedule I.

“Maturity Date” has the meaning specified on Schedule I, as the same may be extended pursuant to Section 2.1(d).

“Maturity Extension Fee” has the meaning specified in Section 2.3(a)(v).

“Non-Conforming Tender” has the meaning specified in Section 2.4(c).

“Notice of Borrowing” has the meaning specified in Section 2.1(b).

“Obligations” means all amounts, indebtedness, obligations, liabilities, covenants and duties of every type and description owing by the Borrower from time to time to any Secured Party or any Affiliate of any Secured Party, whether direct or indirect, joint or several, absolute or contingent, due or to become due, liquidated or unliquidated, secured or unsecured, now existing or hereafter arising and however acquired (regardless of whether acquired by assignment), whether or not evidenced by any note or other instrument or for the payment of money and whether arising under Contractual Obligations, Regulations or otherwise, including, without duplication, (i) the principal amount of the Loans owing by the Borrower, (ii) all other amounts, fees (including all Fees and any transfer or mining fees, which may be deducted directly from the Collateral upon any transfer thereof to any Person including to and from the Borrower), interest (including any prepayment premium), commissions, charges, costs, expenses, attorneys’ fees and disbursements, indemnities (including Indemnified Claims), reimbursement of amounts paid and other sums chargeable to the Borrower under any Loan Document or otherwise arising under any Loan Document and (iii) all interest on any item otherwise qualifying as “Obligation” hereunder, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof.

“Permit” means, with respect to any Person, any permit, filing, notice, license, approval, variance, exception, permission, concession, grant, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other Contractual Obligation or arrangement with, or authorization by, to or under the authority of, any Governmental Authority or pursuant to any Regulation, or any other action by any Governmental Authority in each case whether or not having the force of law and affecting or applicable to or binding upon such Person, its Contractual Obligations or arrangements or other liabilities or any of its property or to which such Person, its Contractual Obligations or any of its property is or is purported to be subject.

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“Regulation” means, all international, federal, state and local laws (whether civil or common law or rule of equity and whether U.S. or foreign), treaties, constitutions, statutes, codes, tariffs, rules, guidelines, regulations, writs, injunctions, orders, judgments, decrees, ordinances and administrative or judicial precedents or authorities, including, in each case whether or not having the force of law, the interpretation or administration thereof by any Governmental Authority, all policies, recommendations or guidance of any Governmental Authority and all administrative orders, directed duties, directives, requirements, requests.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, partners, members, managers, directors, officers, employees, agents, contractors, trustees, representatives and advisors of such Person or of such Person’s Affiliates. Notwithstanding the foregoing, the Lender and the Borrower are not “Related Parties” of each other.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region that is subject to, the target of, or purported to be subject to, Sanctions Laws.

“Sanctions Laws” means all applicable Regulations concerning or relating to economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by OFAC, including the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.); the Patriot Act; and the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.).

“Sanctioned Person” means (a) any Person that is listed in the annex to, or otherwise subject to the provisions of, Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism, effective September 24, 2001; (b) any Person that is named in any Sanctions Laws-related list maintained by OFAC, including the “Specially Designated National and Blocked Person” list; (c) any Person or individual located, organized or resident or determined to be resident in a Sanctioned Jurisdiction that is, or whose government is, the target of comprehensive Sanctions Laws; (d) any organization or Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c); and (e) any Person that commits, threatens or conspires to commit or supports “terrorism”," as defined in applicable United States Regulations.

“Secured Parties” means the Lender and its Related Parties.

“Servicing Fee” has the meaning specified in Section 2.3(a)(iv).

“Servicing Fee Amount” means, with respect to each Loan, the “Servicing Fee Amount” specified for such Loan on Schedule I.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower, as grantor, and the Lender and for the benefit of the Secured Parties.

“Solvent” means, as to any Person, such Person (a) is able to pay all of its debts as such debts mature, (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, (d) has not incurred (by way of assumption or otherwise) and does not believe (nor should it reasonably believe) that it will incur any obligations or liabilities (contingent or otherwise) debts beyond its ability to pay such debts as they become due and (e) has not incurred (by way of assumption or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

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“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of the Lender, taxes imposed on or measured by the net income or overall gross receipts of the Lender.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that, in the event that, by reason of mandatory provisions of any applicable Regulation, any of the attachment, perfection or priority of the Lender’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Valuation Index” means, with respect to Collateral, the “Valuation Index” specified for such Collateral on Schedule I or, if such index no longer becomes available, such other valuation index chosen by the Lender in its reasonable discretion.

“Wallet” has the meaning specified in Section 3.1(b).

All other capitalized terms contained in this Agreement and not otherwise defined shall have, when the context so indicates, the meanings provided for by the UCC.

SECTION 2.      LOANS AND TERMS OF REPAYMENT

2.1       Loans and Use of Proceeds.

(a)       Loans. During the Commitment Period, subject to and upon the terms and conditions hereof, the Lender agrees to make Loans to the Borrower in an aggregate principal amount up to but not exceeding the Commitment of the Lender.

(b)       Borrowing Mechanics. Loans shall be made solely upon receipt of a notice (the “Notice of Borrowing”) given by the Borrower to the Lender not later than 11:00 a.m. on the third Business Day prior to the requested date for the disbursement of such Loan; provided, that such date must be at least 15 calendar days before or after the date of disbursement of any other Loan (including any requested disbursement date for any Loan that has not yet occurred). Each such Notice of Borrowing shall be in form and substance acceptable to the Lender, and at a minimum specify therein (i) the requested date for the disbursement of such Loan, (ii) the principal amount of the proposed Loan, which, for any given disbursement date, shall be an integral multiple of $50,000 and shall not exceed $500,000, and (iii) the U.S. bank account of the Borrower where the proceeds of such Loan will be disbursed. Upon fulfillment of the applicable conditions set forth in Section 3, on the date requested in the Notice of Borrowing, the Lender shall make the Loan available to the Borrower in same day funds at the Borrower’s bank account specified in the Notice of Borrowing. Notices received after 11:00 a.m. shall be deemed received on the following Business Day.

(c)       Repayment. The Loans shall be repaid in full on the Maturity Date, together with all interest accrued thereon on or prior to such date. The Loans shall be part of the Obligations secured by the Collateral. The proceeds of all Loans shall be used by the Borrower as provided in Section 5.3. The Borrower shall be entitled to re-borrow any amounts repaid with respect to any Loan during the Commitment Period. The Loans shall bear interest as set forth in this Agreement and shall be repaid as provided in Section 2.4. At any time, the Lender may set off and deduct pursuant to and in accordance with Section 8.5 any outstanding and unpaid Obligations that are due on or before such time from the proceeds of any Loan made hereunder.

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(d)       Extension of Maturity Date. The Borrower may request that the Lender extend the Maturity Date once by a year by submitting a notice to the Borrower no later than 5:00 p.m. on the Commitment Termination Date in form acceptable to the Lender. This notice shall be binding on the Borrower at any time when delivered and may not be withdrawn without the consent of the Lender. The Lender may, in its sole discretion, but shall have no obligation to, accept such notice by notifying the Borrower that it has done so at any time prior to the Maturity Date. Once the Lender shall have accepted such extension and the Borrower shall have paid the Maturity Extension Fee, the Maturity Date and the Commitment Termination Date shall each be extended to the date that is on each of their first anniversaries.

(e)       Prepayments. The Borrower may, at any time and from time to time upon at least 5 Business Day’s prior notice to the Lender stating the proposed date and principal amount of the prepayment and whether such prepayment shall reduce the Commitment (and if such notice is given the Borrower shall), (i) prepay, without premium or penalty, the Loans on any Business Day in whole or in part, in an aggregate amount that is an integral multiple of $50,000 (or such lesser amount as shall constitute the entire principal amount of the Loans then outstanding), or (ii) reduce the Commitment, without premium or penalty (provided that the Commitment may not be reduced below the aggregate principal amount of the Loans outstanding), on any Business Day in whole or in part in an aggregate amount that is an integral multiple of $50,000. Notwithstanding the foregoing, all prepayments of any principal amount shall be made together with a payment of any interest accrued and outstanding on such principal amount through the next Interest Payment Date, whether or not such interest shall have accrued as of such date. If, at any time, the outstanding principal amount of the Loans exceeds the Commitment, the Borrower shall immediately pay the amount of such excess to the Lender for application to repay such Loans. Failure to pay such amount shall be an immediate Event of Default under this Agreement.

2.2       Interest.

(a)       On the Loans. Interest shall accrue on the outstanding aggregate principal balance of each Loan at the Interest Rate for such Loan, shall be compounded daily, and shall be due and payable on each Interest Payment Date, in arrears, as well as on the date the principal amount of any Loan is repaid (to the extent accrued on the amount so repaid).

(b)       On Other Obligations. The principal amount of all other Obligations shall bear interest at the highest rate applicable to Loans hereunder, unless a different rate of interest is otherwise expressly provided in any Loan Document.

(c)       During Events of Default. While an Event of Default exists and is continuing, notwithstanding any other provision in any Loan Document to the contrary, all Obligations shall bear interest at the Default Rate. The Loan Documents may provide for additional amounts such as expense reimbursements, fees, etc. to be paid upon a Default or an Event of Default.

(d)       Computation. All interest chargeable under this Agreement shall be computed on the basis of a year of 360 days for the actual number of days elapsed in the period during which it accrued. Interest shall accrue from the date a Loan is made (or any other Obligation is due but unpaid) to the date such Loan or Obligation is repaid. In computing interest on any Loan, the date of the making of such Loan or the first day of an interest period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an interest period applicable to such Loan shall be excluded.

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2.3       Fees.

(a)       Amounts. The Borrower shall pay to the Lender the following fees (collectively and together with Late Fees, the “Fees”) at the following times and in the following amounts:

(i)       A facility commitment fee (the “Commitment Fee”) for the provision of the Commitment hereunder in an aggregate amount equal to the Commitment Fee Percentage of the Commitment (which may, at the Lender’s option, be deducted from the proceeds of the Loans sent to the Borrower), to be paid in the following amount on the following dates:

(A)       $10,000 on the Closing Date;

(B)       $10,000 on the date each Loan is made; and

(C)       The remainder (if any) on the Maturity Date;

(ii)       On the Closing Date, a fee (the “Legal Closing Fee”) to help the Lender offset its legal fees in an amount equal to $5,000 (which may, at the Lender’s option, be deducted from the proceeds of the Loans sent to the Borrower);

(iii)       On the date any Loan is made, a fee (each a “Loan Draw Down Fee”) for such Loan in an amount equal to the Loan Drawdown Fee Percentage of the principal sum of such Loan (which may, at the Lender’s option, be deducted from the proceeds of the Loans sent to the Borrower);

(iv)       On each Interest Payment Date, a fee (each a “Servicing Fee”) in an amount equal to the Servicing Fee Amount;

(v)       On the initial Maturity Date, if the Borrower shall have notified the Lender that it wishes to extend such date pursuant to Section 2.1(d) and the Lender shall have accepted such extension, a maturity extension fee (the “Maturity Extension Fee”) for the extension of the Commitment in an amount equal to the Extension Fee Percentage of the Commitment then-outstanding (which may, at the Lender’s option, be deducted from the proceeds of the Loans sent to the Borrower on or after the initial Maturity Date); and

(vi)       On the date any Collateral is sold pursuant to this Agreement or any payment is made other than in Dollars, a fee (the “Liquidation Fee”) in an amount equal to the Liquidation Fee Percentage of the value of such Collateral (which may, at the Lender’s option, be paid through the sale of additional Collateral) or, as applicable, such payment made.

(b)       Payment. All Fees (i) shall be fully earned by the Lender when due and payable, (ii) except as required by applicable Regulation, shall not be subject to rebate, refund or proration, (iii) are and shall be deemed to be for compensation for the internal resources used to provide various services rendered hereunder, including the preparation of the closing and closing documents, periodic servicing of the Loans and liquidation of Collateral, and (iv) are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All Fees shall be Obligations secured by the Collateral. The Lender may, at its option, deduct the Legal Closing Fee from the proceeds of any Loan made on the Closing Date, may deduct the portion of the Commitment Fee then due and the Loan Drawdown Fee for any Loan from the proceeds of the corresponding Loan (including Loans made on the Closing Date) and may deduct the Maturity Extension Fee from the proceeds of any Loan made on or after the initial Maturity Date.

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2.4       Payments.

(a)       Currency. All Obligations shall accrue and be computed in U.S. Dollars. For regularly scheduled payments of interest made at a time when no Event of Default shall be continuing, the Currency of Payment shall be the Interest Payment Currency. For all other payments of Obligations owing under any Loan Document (including the principal amount of Obligations), the Currency of Payment shall be Dollars; provided, that the Lender may, in its sole discretion, decide to accept such other payments in other currencies (including cryptocurrencies) in accordance with and subject to the provisions of Section 2.4(c)(ii). Payments shall be made in the Currency of Payment (or, if accepted by the Lender for such payment, such other currencies) in immediately available funds without any defense, offset, counterclaim or deduction (including for present or future Taxes or fees), not later than 5:00 p.m. on the date when due (or such earlier time specified herein). Any payment that is received at a later time shall not be deemed to have been received by the Lender until the later of (i) the time such funds become immediately available Dollars without any defense, offset, counterclaim or deduction (including for present or future Taxes or fees) and (ii) the applicable next Business Day.

(b)       ACH. Payments to the Lender in Dollars should be made by ACH or, for higher amounts where ACH is not available, by wire transfer of immediately available funds to the following account (or, in each case, such other method reasonably acceptable to the Lender):

Bank Name: Signature Bank

Account Name: ALPPS LLC

Account Number: 1503352784

ACH Routing number: 026013576

In order to satisfy the Borrower's obligations under this Agreement, the Borrower expressly authorizes the Lender to initiate an electronic funds transfer (“EFT”) debit from the Borrower's designated bank account (including any subsequent designated account identified to the Lender by the Borrower) in accordance with the “Electronic Funds Transfer Authorization Agreement” attached hereto as Exhibit A (the “EFT Authorization”) for all amounts due and owing by the Borrower to the Lender under this Agreement (excluding, if the Interest Payment Currency is not Dollars, for regularly scheduled payments of interest when no Event of Default is continuing), including all payments to be made by the Borrower pursuant to Section 2.2 and Section 2.3 of this Agreement. In connection with such payments, the Borrower further agrees to complete the EFT Authorization and hereby authorizes the Lender to resubmit any EFT debit authorized by the Borrower that is returned for insufficient or uncollected funds, except as otherwise provided by NACHA — the Electronic Payment Association's EFT rules or applicable Regulations.

(c)       Payments in Other Currencies.

(i)       Each payment owing to the Lender under any of the Loan Documents shall be made in the relevant currency specified therein (the “Currency of Payment”). If the Currency of Payment for any payment is not Dollars, the Lender shall determine the amount owing by the Borrower in such Currency of Payment prior to 1:00 p.m. on the date such payment is due (with the amount of such payment being increased by the Liquidation Fee), using either the Valuation Index if applicable to such Currency of Payment or any other conversion method it shall determine applicable in good faith. Such determination by the Lender, whether or not communicated effectively to the Borrower within the time set forth below, shall be binding on the Lender and the Borrower absent manifest error. The Lender shall notify the Borrower of such determination on the date such payment is due prior to 1:00 p.m. as provided in Section 8.2, including instructions on where to direct such payment, and such payment shall be due hereunder within four (4) hours (and in any case no later than the time provided in Section 2.4(a)) on such date after delivery of such notice. Payment by the Borrower of such amount within such time in accordance with Section 2.4(a) shall constitute full satisfaction of the amounts owing hereunder for such payment and the Borrower shall not be liable for any shortfall when such Currency of Payment is converted to Dollars. Any payment tendered on any later time or date shall be considered a Non-Conforming Tender and shall be subject to the provision of clause (ii) below as if the Currency of Payment for such payment was Dollars.

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(ii)       Any payment that is tendered in a currency that is not Dollars and (i) is not made in immediately available funds in the Currency of Payment or (ii) is not made on the date and by the time due hereunder will be considered a “Non-Conforming Tender.” To the extent permitted by applicable Regulation, any obligation to make payments in the Currency of Payment under any Loan Document (including obligations which have been converted into another currency for the purpose of obtaining judgment in any court or arbitral tribunal) will not, without the consent of the Lender, be discharged or satisfied (notwithstanding any judgment that might have been rendered in a currency other than the Currency of Payment) by any Non-Conforming Tender, except to the extent (a) such Non-Conforming Tender results in the receipt by the Lender, acting in good faith in converting the currency so tendered into the Currency of Payment, of the full amount in the Currency of Payment in same day funds of all amounts payable in respect of this Agreement and either (w) such Non-Conforming Tender is a late tender in the Currency of Payment, (x) tender in the Currency of Payment is prohibited by applicable Regulations, (y) tender in a currency other than the Currency of Payment is necessary or appropriate for the purpose of obtaining judgment in any court, administrative body or arbitral tribunal or (z) the Lender accepts such Non-Conforming Tender in its sole discretion. If for any reason the amount in the Currency of Payment so received falls short of the amount in the Currency of Payment payable in respect of this Agreement, the Borrower agrees that, as a separate and additional obligation notwithstanding any judgment that may have been obtained in a currency other than the Currency of Payment, to the extent permitted by applicable Regulation, immediately indemnify the Lender against such loss (such indemnification amount to be subject to this clause (ii)) as may be necessary to compensate for the shortfall or caused by any delay in obtaining immediately available funds in the Currency of Payment. If for any reason the amount so received exceeds when converted to the Currency of Payment the amount payable in the Currency of Payment in respect of this Agreement, to the extent permitted by applicable law, the Lender agrees to remit to the Borrower the amount of such excess, subject to any right the Lender may then have and choose to exercise under Section 8.5.

(d)       Business Days. Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for such extended period of time; provided, that if the Maturity Date falls on a non-Business Day, the payments due on the Maturity Date shall be made on the immediately preceding Business Day. If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received. The provisions hereof shall survive the Termination Date and payment in full of the Obligations.

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(e)       Effect of Non-Conforming and Late Payments. To the extent any Non-Conforming Tender may be deemed to have been received on a date after the date such payment was due hereunder pursuant to the provisions of this Section 2.4, such failure of such payment to have been made when due will constitute or become a Default or Event of Default to the extent so provided under the terms of Section 7.1. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.2 from the date such amount was due and payable until the date such funds become immediately available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day). The Borrower shall pay to the Lender a late fee (each a “Late Fee”) on each Obligation or part thereof (other than Late Fees) that is not paid and remains outstanding more than 2 Business Days after its due date under the applicable Loan Document, at a rate of 10% of such Obligation or part thereof per annum. Such Late Fee shall accrue on each day and be due and payable on the following day in arrears.

(f)       Payment of Other Obligations. Obligations (other than the principal amount of Loans, interest thereof or Fees) that require the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(g)       Maximum Interest. The Borrower and the Lender hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest described in Section 2.2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender further agree and stipulate that all Fees, the Default Rate, funding or “breakage” charges or make-whole amounts, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender are charges to compensate the Lender for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any applicable Regulations. In no event shall the aggregate of all amounts that are contracted for, charged or received by the Lender pursuant to the terms of the Loan Documents and that are deemed interest under applicable Regulations exceed the highest rate permissible under any applicable Regulations that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any interest is charged or received in excess of the maximum rate allowable under applicable Regulations (the “Excess”), the Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the outstanding principal amount of the Obligations and the balance, if any, returned to the Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The provisions of this Section 2.4(g) shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section 2.4(g) is referred to therein).

(h)       Application of Payments and Collections. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by the Lender from or on behalf of the Borrower and agrees that the Lender shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as the Lender may deem advisable.

2.5       Notes; Loan Account.

(a)       Notes. Upon request by the Lender, the Borrower shall execute one or more promissory notes evidencing the Loans or the other Obligations in the form provided by the Lender to the Borrower prior to the date hereof (together with such changes as may be acceptable to the Lender and the Borrower) and in substance acceptable to the Lender. Each promissory note shall be issued by the Borrower to the Lender and shall be duly executed and delivered by an authorized officer of the Borrower.

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(b)       Loan Account. The Lender shall maintain for its books an account (“Loan Account”) serving as register for, and evidence of, the Loans and the Obligations resulting therefrom, including the amount of principal and interest payable from time to time hereunder. The Lender shall debit the Loan Account for the principal amount of the Loans made by it, accrued interest thereon and all other amounts that shall become due from the Borrower pursuant to this Agreement or any other Loan Document, and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. Any failure of the Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the agreement of the Borrower to repay the Obligations in accordance with the Loan Documents. The entries made in the Loan Account shall be conclusive and binding on the Borrower for all purposes, absent manifest error. Entries in the Loan Account shall be made available for inspection by the Borrower upon reasonable request. No transfer of any Loan by the Lender shall be effective until the new Lender shall have received a copy of the Loan Account.

2.6       Illegality. Notwithstanding anything to the contrary herein contained, if the adoption of any change in Regulation (or any change in the interpretation or application of any Regulation by any Governmental Authority, whether or not such interpretation or application shall have the force of law and failure comply therewith would be deemed unlawful) occurs and the Lender determines in its reasonable judgment that as a result it is unlawful or impermissible for the Lender to make, fund or maintain the Loan (irrespective of whether costs or penalties would result therefrom) or to give effect to any of its obligations as contemplated hereby then the Lender may give the Borrower notice thereof. Within five (5) Business Days after any such notice, the Lender and the Borrower will use all reasonable efforts to agree on action that would eliminate such illegality. If the Lender and the Borrower shall have failed to reach agreement within such time period, then the Borrower shall at the latest date allowed by such change in Regulation, pay or prepay as the case may be (without premium or penalty and without payment of the amounts described in Section 2.1(e)), the Loan, together with all accrued interest thereon and all fees and other Obligations then accrued to the Lender hereunder and unpaid.

SECTION 3.      CONDITIONS PRECEDENT

3.1       Closing Date Conditions. The obligation of the Lender to make any Loan is subject to the satisfaction, or waiver in accordance with Section 8.1, of the following conditions on or before the Closing Date:

(a)       Documentation. The Lender shall have received each of the following from the Borrower, each in form and substance satisfactory to the Lender and each duly executed by the Borrower and/or its Related Parties as the case may be:

(i)       Loan Documents. (A) the Security Agreement, (B) the Control Agreement, (C) duly authorized UCC financing statements in all jurisdictions requested by the Lender (subject to the Intercreditor Agreement being duly executed), (D) an original promissory note (accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance satisfactory to the Lender) representing the Loan, (E) an ETF Authorization and (F) the Intercreditor Agreement duly executed by the Junior Lien Lender.

(ii)       Corporate Authorization Certificate. A certificate of the secretary or assistant secretary, the chief executive officer or other authorized signatory, as the case may be, of the Borrower with respect to (A) the certificate of incorporation or similar organizational document of the Borrower filed with any Governmental Authority, (B) any other organizational document of the Borrower, including any bylaws, operating agreement or limited partnership agreement, (C) the resolutions of the board of directors of the Borrower approving each Loan Document and the performance of the obligations of the Borrower thereunder and (D) the names and true signatures of the individuals signing the Loan Documents on the Closing Date.

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(iii)       Good Standing Certificates. A good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation of the Borrower.

(iv)       Closing Date Certificate and Closing Statement. A certificate, dated the Closing Date, as to certain events to be true as of the Closing Date, including with respect to the satisfaction of the conditions set forth in Section 3.2; and a Closing Statement, which shall have been initially prepared by the Lender.

(v)       AML/KYC Documentation. All other documentation requested by the Lender to successfully complete its anti-money laundering / know-your-customer analysis and other inquiries that the Lender deems required under applicable Regulations prior to accepting the Borrower as its customer.

(b)       Collateral Transfer. The Lender shall have actual possession of, and a first priority security interest in, the Collateral and have received, in form and substance satisfactory to the Lender (A) evidence that the Borrower owns the Collateral and (B) evidence that the Borrower has deposited the Collateral into the Lender's digital wallet established to receive the Collateral (“Wallet”), and that such deposit has been effective and verified to the satisfaction of the Lender; and

(c)       AML/KYC. The Lender shall have successfully completed its anti-money laundering and know-your-customer checks and any other applicable or related investigation and shall have accepted the Borrower as a customer.

3.2       Additional Conditions. The obligation of the Lender to make any Loan on any date (including the Closing Date) is subject to the satisfaction, or waiver in accordance with Section 8.1, of the following conditions on or before such date:

(a)       Borrowing Certificate and Notice of Borrowing. The Lender shall have received, in form and substance satisfactory to it, from the Borrower a duly executed Notice of Borrowing, as well as a duly executed certificate certifying on such date as to the other conditions set forth in this Section 3.2, each from an authorized executive officer of the Borrower and each in form and substance acceptable to the Lender;

(b)       Available Commitment. After making all Loans requested on such date, the aggregate outstanding principal amount of all Loans shall not exceed the aggregate outstanding Commitment;

(c)       LTV Ratio. The LTV Ratio (including any Loans to be made on such date) shall exceed the LTV Ratio Drawdown Percentage;

(d)       Representations, Warranties and Covenants. As of such date, the representations, warranties and covenants of the Borrower contained in the Loan Documents shall be true, correct and complied with on and as of such date, as if made on and as of such date;

(e)       No Default or Event of Default. As of such date, no event shall have occurred and be continuing or would result from the making of such Loan that would constitute an Event of Default or a Default;

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(f)       Consents. The Lender shall have received such Permits, Consents and other information, opinions or documents reasonably requested by the Lender in connection with such Loan;

(g)       No Adverse Effect. No Adverse Effect shall occur after giving effect to the making of such Loan; and

(h)       AML/KYC. The Lender shall have successfully completed its anti-money laundering and know-your-customer refresh checks and any other applicable or related investigation and shall have accepted to continue to have the Borrower as a customer;

(i)       Due Diligence. Lender’s due diligence on Borrower shall have been satisfactorily completed or refreshed; and

(j)       Other Information. The Lender shall have received any other financial or non-financial information regarding the Borrower as it may reasonably request.

SECTION 4.      BORROWER’ S REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to extend credit, the Borrower makes the following representations and warranties, all of which shall be deemed made as of the Closing Date and on the date of the making of any additional Loan and each payment of interest or other repayment hereunder:

4.1       Existence and Rights; Predecessors. The Borrower is a Person having the corporate form listed on Schedule I, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization listed on Schedule I and is duly qualified or licensed to transact business in its jurisdiction of organization, the jurisdiction of its principal place of business; has the right and power to enter into and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock or any cryptocurrency, token or other blockchain asset.

4.2       Authority. The execution, delivery, performance by the Borrower of its obligations, and exercise of by the Borrower or the Secured Parties of their rights under the Loan Documents, including the making of the Loans under this Agreement, (a) have been duly authorized by all necessary corporate actions of the Borrower, (b) do not require any Consents or Permits that have not been obtained prior to the date hereof and each such Permit or Consent is in full force and effect and not subject of any pending or, to the best of the Borrower’s knowledge, threatened, attack or revocation, (c) are not and will not be in conflict with or prohibited or prevented by or create a breach under (A) any Regulation or Permit, (B) any corporate governance document or resolution or (C) any Contractual Obligation or provision thereof binding on the Borrower or its Related Parties or affecting any property of the Borrower or its Related Parties and (d) will not result in the imposition of any Lien on the Collateral other than Liens for the benefit of the Lender. Upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4.3       Litigation. There are no Actions pending or threatened against the Borrower that could, if adversely determined, alone or together, reasonably be expected to have an Adverse Effect or that finds or claims that the Borrower is in violation of any Regulation. The Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

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4.4       Solvency. The Borrower is, and after consummating the transactions contemplated hereby will be, Solvent.

4.5       Taxes. The Borrower has filed all tax returns that it is required to file and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it except to the extent that (a) such Taxes are the subject of a bona fide dispute concerning the Borrower’s liability to pay same or concerning the amount thereof, (b) such Taxes are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (c) the Borrower has established appropriate reserves. The Borrower is not subject to any tax Liens, nor has it received any notice of deficiency or other official notice to pay any Taxes.

4.6       Collateral. The Borrower has good title to the Collateral. The Collateral is not subject to any Liens other than the Lien of the Lender and the Liens of the Junior Lien Creditor governed by the Intercreditor Agreement. From and after the execution and delivery of the Loan Documents and the filing of the documents thereby required, the Lender shall have a first-priority perfected security interest in and to all of the Collateral, free and clear of any Liens, and entitled to priority under applicable Regulations, with no financing statements, hypothecations or similar filings on record anywhere other than such filings in connection with this Agreement.

4.7       Compliance with Regulations; Absence of Default. The Borrower, and its properties, business operations and leaseholds, are in compliance in all material respects with all applicable Regulations and with all of the provisions of its bylaws. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default or an Event of Default or an Adverse Effect.

4.8       Business. All information about the Borrower provided on Part I of Schedule I is true, complete and accurate and all facts necessary to make such information not misleading have been disclosed to the Lender.

4.9       No Sanctions. None of the Borrower or its Related Parties (a) is in violation of any Sanctions Law or engages in, or conspire or attempts to engage in, any transaction evading or avoiding any prohibition in any Sanction Law, (b) is a Sanctioned Person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) has any assets located in Sanctioned Jurisdictions or (d) deals in, or otherwise engages in any transactions relating to, any property or interest in property blocked pursuant to any Regulation administered or enforced by OFAC. The Borrower will not use, directly or indirectly, any part of the proceeds of any Loan hereunder to fund, and none of the Borrower or its Related Parties are engaged in, any operations in, the financing of any investments or activities in, or any payments to, a Sanctioned Person or Sanctioned Entity.

4.10       No Bribery or other Corrupt Practices. The Collateral was purchased, produced or otherwise acquired in the manner and using the funds described in Schedule I. No part of the proceeds of any Loan will be used, directly or indirectly, to fund, and none of the Borrower or its Related Parties is engaged in making, any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or in any other activity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other Regulation sanctioning or purporting to sanction money laundering, bribery, corruption and other improper payments.

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4.11       No Purchase of Derivatives, Margin Stock, Cryptocurrencies or Tokens. The Borrower shall not use any parts of the proceeds of the Loans hereunder for the purpose of purchasing or carrying of any cryptocurrency, token or other blockchain asset or any “margin security” or “margin stock” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, or any Derivative, any “commodity” as defined in Section 1(a)(9) of the U.S. Commodity Exchange Act of 1936 (7 U.S.C. §1) or purchasing or carrying any of the products or engaging in any of the transactions described in Section 1(a)(10)(i) through (iv) of such Commodity Exchange Act. The Borrower shall not engage in any other transaction pursuant to or otherwise use such proceeds in any manner that might cause any borrowing hereunder or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or the Commodity Exchange Act or any other Regulation. For purposes of this Section 4.11, all cryptocurrencies shall be considered “commodities” and all tokens and other blockchain and similar investments shall be considered “margin securities” under all applicable Regulations – it being understood that some blockchain assets may fit under both definition under this assumption and that this assumption is made solely for convenience, this covenant is entered into for business reasons and does not evidence or reflect any belief of the Borrower or the Lender on the treatment or qualification of such assets under applicable Regulations.

4.12       Not Subject to Regulation Limiting Borrowing Authority. The Borrower is not an “investment company” and is not a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any Regulation or Permit limiting the Borrower’s ability to incur indebtedness for money borrowed.

4.13       Accuracy and Completeness of Information. All documents and other information relating to the Borrower furnished by or at the direction of the Borrower to the Lender were, at the time furnished, complete and correct in all material respects. Each of the representations and warranties made by the Borrower in each other Loan Document to which it is a party is true and correct in all material respects as of each date made or deemed made. No information is known to the Borrower (other than those disclosed to the Lender in writing prior to the date this representation is made) that makes such documents and other information misleading. There are no facts pertaining to the Borrower, its assets or its businesses or the Collateral that, individually or in the aggregate, could reasonably be expected to have an Adverse Effect. When any representation or warranty of the Borrower contained in any Loan Document is made, there is no information that would in any material respects contradict or be inconsistent with such representation or warranty.

SECTION 5.      AFFIRMATIVE COVENANTS

At all times prior to the date of payment in full of all Obligations, the Borrower shall comply with all of the following covenants:

5.1       Maintenance of Rights and Properties. The Borrower shall maintain its corporate/legal existence and business, maintain its chief executive office and location of books and records in the locations set forth on Schedule I, continue to engage in the same or substantially similar lines of business. The Borrower shall remain qualified and authorized to do business in its state of organization, in the jurisdiction of its principal place of business and any other jurisdiction where the Lender has filed a UCC financing statement.

5.2       Compliance with Laws and Permits. The Borrower shall comply with all Sanctions Laws, all Regulations relating to anti-money laundering and financial or securities fraud. The Borrower shall comply with all other Regulations and Permits except where a failure to do so could not individually or in the aggregate reasonably be expected to have an Adverse Effect.

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5.3       Use of Proceeds. Use the proceeds of any Loan as identified on Schedule I in a way that is consistent with the terms of the Loan Documents and all applicable Regulations.

5.4       Information. The Borrower shall provide to the Lender prompt written notice of the occurrence of any of the following: (i) any Default or any Event of Default or (ii) any development (including any Action) that results in, or could reasonably be expected to result in, an Adverse Effect. The Borrower shall provide to the Borrower, promptly upon request, such additional documents and information as the Lender may reasonably request.

SECTION 6.      NEGATIVE COVENANTS

At all times prior to the later of the Maturity Date and the date of payment in full of the Obligations and termination of the Loan Documents, the Borrower shall comply with all of the following covenants:

6.1       Fundamental Changes. The Borrower shall not merge, reorganize or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions or adopt a plan relating to the foregoing. The Borrower shall not change its federal employer identification number, its legal name, its state of incorporation or formation, its organizational identification number or corporate structure without having first provided at least thirty (30) calendar days prior written notice to the Lender and complying with all reasonable requirements of the Lender in regard thereto. The Borrower shall not relocate its chief executive office or principal place of business without having first provided at least thirty (30) calendar days prior written notice to the Lender.

6.2       Conduct of Business. The Borrower shall not suspend or otherwise discontinue all of its business operations or, to the extent reasonably expected to have an Adverse Effect, suspend or otherwise discontinue a material portion of its business operations.

6.3       Liens on the Collateral. The Borrower shall not create, permit, incur or suffer to exist any Lien on any of the Collateral other than the Liens securing the Obligations created pursuant to the Loan Documents and the Liens securing the Junior Lien Obligations.

6.4       Dispositions of the Collateral. The Borrower shall not sell, lease, license, give, consign or otherwise transfer or dispose of any portion of the Collateral.

6.5       Inconsistent Agreements. The Borrower shall not enter into any Contractual Obligation that would violate, be inconsistent with, or could reasonably be seen as interfering with, the terms of this Agreement or other Loan Document. The Borrower shall not enter into, directly or indirectly, any agreement (other than the Loan Documents) with any Person (other than the Junior Lien Creditor) that prohibits the borrower from creating, incurring, pledging, or suffering to exist any Lien upon, or from transferring, or restricts or limits the ability of the Borrower to create, incur, pledge or suffer to exist any Lien upon, or restrict the transfer of, any of the Collateral.

6.6       Amendment to Junior Lien Documents. Without the prior written consent of the Lender, the Borrower shall not (a) enter into, or suffer or permit to exist, any amendment or other modification to any Junior Lien Document without the prior written consent of the Lender or (b) incur additional Junior Lien Obligations in excess of the ones outstanding on the date hereof, other than incurring expense reimbursement, indemnity and similar obligations that would constitute Junior Lien Obligations if incurred on the date hereof.

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SECTION 7.      EVENTS OF DEFAULTS; REMEDIES

7.1       Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement:

(a)       the Borrower fails to pay when due the principal amount of any Loan when due (in each case, whether due at stated maturity, on demand, upon acceleration or otherwise), which default is not cured within seven (7) Business Days;

(b)       the Borrower fails to pay interest on any Loan or any Fee due hereunder (in each case, whether due at stated maturity, on demand, upon acceleration of any Loan or otherwise) within seven (7) Business Days of the date it is due hereunder;

(c)       the Borrower fails to pay any other Obligation (in each case, whether due at stated maturity, on demand, upon acceleration or otherwise) within seven (7) Business Days after the Lender provides notice to the Borrower of such failure;

(d)       the LTV Ratio shall equal or exceed the Liquidation Percentage;

(e)       the LTV Ratio shall equal or exceed the Collateral Call Percentage and the Borrower shall fail to deposit (or such deposit shall fail to be effective and verified to the satisfaction of the Lender), during the corresponding Collateral Call Period, in the Wallet additional blockchain collateral of the same type as that initially deposited by the Borrower (or such other Collateral acceptable to the Lender in its sole discretion) so as to ensure that the LTV Ratio is lower than the LTV Ratio Maintenance Percentage;

(f)       the Borrower fails to comply with any term or condition contained in Sections 5 or 6 and, if such failure to comply is capable of being cured, such failure is not cured within seven (7) Business Days;

(g)       any representation, statement, report or certificate made or delivered by the Borrower to the Lender under any Loan Document is not true and correct in any material respect when made, deemed made or furnished and either such inaccuracy is a result of an intentional breach by the Borrower or such default is not cured to the Lender’s satisfaction within fifteen (15) days after the occurrence thereof;

(h)       the Borrower shall fail to comply with any other provision of any Loan Document and either such default is an intentional breach by the Borrower or such default is not cured to the Lender’s satisfaction within fifteen (15) days after the occurrence thereof;

(i)       (i) the Borrower shall take any steps (including board or other corporate authorization) to authorize an Insolvency Proceeding or (ii) an Insolvency Proceeding is commenced against the Borrower and is not dismissed within thirty (30) days thereafter or (iii) an Insolvency Proceeding is commenced by the Borrower;

(j)       Any order, judgment or decree shall be entered against the Borrower decreeing, the dissolution or split up of the Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

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(k)       (i) the Borrower or any other Person shall challenge in any Action the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to the Lender or (ii) the Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party;

(l)       any Loan Document ceases to be in full force or effect or shall be declared null and void, or the Lender shall not have or shall cease to have a valid and perfected first-priority Lien on any portion of the Collateral purported to be conveyed by any Loan Document, or any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid, perfected and first priority Lien on or security interest in the Collateral covered hereby or thereby free and clear of any other Lien, in each case without the prior written consent of the Lender;

(m)       any judicial process, condemnation or forfeiture proceedings is brought against any material item or portion of the Collateral or any rights therein shall be subject to such judicial process, condemnation or forfeiture proceedings and is not dismissed within 10 days thereafter;

(n)       the occurrence of any event or development that has or could reasonably be expected to have an Adverse Effect; or

(o)       the occurrence of any event that constitutes (or with the passage of time or the giving of notice or both would constitute) an event of default under any Junior Lien Obligation or otherwise permits (or with the passage of time or the giving of notice or both would permit) the Junior Lien Lender to exercise any remedy under any such Junior Lien Obligation.

7.2       Remedies. Upon or after the occurrence of an Event of Default, the Lender may, in its discretion, do any one or more of the following:

(a)       In the case of any Event of Default other than that described in Section 7.1(i)(ii) or (iii), by notice to the Borrower, (i) reduce or terminate the Commitment, whereupon the Commitment shall immediately be reduced or terminated and (ii) declare all or any part of the Obligations due and payable, whereupon the same shall become without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand the Borrower expressly waives) become immediately due and payable;

(b)       In the case of any Event of Default described in Section 7.1(i)(ii) or (iii), automatically, without presentment, demand, protest or other notice of any kind or any other act by the Lender, all of which are hereby waived by the Borrower, the Commitment shall immediately terminate and each of the following shall immediately become due and payable (A) the unpaid principal amount of and interest on the Loans and (B) all other Obligations;

(c)       In the case of any Event of Default described in Section 7.1(d) or 7.1(e), immediately and without prior notice to the Borrower, sell all or any portion of the Collateral, thorough an exchange or otherwise, and apply such payment to repay the Obligations; and

(d)       In the case of any Event of Default (including the ones described above), (i) exercise all rights and remedies provided in the Loan Documents, (ii) exercise any right of counterclaim, setoff or otherwise which it may have with respect to money or property of the Borrower or any of its Related Parties, (iii) bring any Action permitted by Regulations for the specific performance of, or injunction against any violation of, any Loan Document, including as permitted by applicable Regulation the obtaining of the ex parte appointment of a receiver, and exercise any power granted under or to recover judgment under any Loan Document, (iv) enforce any and all Liens and security interests created pursuant to the Loan Documents, including selling the Collateral through an exchange or otherwise without the requirement of prior notice to or upon the Borrower or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable Regulations) and (v) exercise any other right or remedy permitted by applicable Regulations or otherwise available to the Lender at law, in equity or otherwise.

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7.3       Borrower’s Acknowledgement of Potential Collateral Loss. The Borrower understands and agrees to the following:

(a)       While the Collateral Claim Percentage and the Collateral Claim Period are intended to provide the Borrower an opportunity to provide additional Collateral in the absence of any other Event of Default, the concept of Liquidity Percentage is necessary and appropriate to protect the Lender against periods of high volatility and rapid changes in value of the Collateral. As a result, the Borrower may see the Collateral being sold without notice, at a time when it is losing its value rapidly, even if such loss of value is ultimately temporary and even at a time when the Borrower is willing and able to repay the Loan through other means.

(b)       Anything else in any Loan Document notwithstanding, certain events (including forks) may add assets to the Collateral (or otherwise transform part of the Collateral) so as to make it technologically difficult or impossible for the Lender to transfer all or part of the Collateral back to the Borrower. All Losses to the Borrower, its Affiliates or other Persons from such event shall constitute an “Indemnified Claim” hereunder for which the liability of the Lender and its Related Parties is limited hereunder.

(c)        (x) any transfer of Collateral, either to or from the Borrower or other parties, results in transfer fees (such as mining fees, etc.) and that such transfer fees are the responsibility of the Borrower and are typically deducted directly from such Collateral and reduce its value, so that, even if the Borrower pays all Obligations in full in cash, the Collateral returned to the Borrower shall be reduced by such transfer fees, (y) it may not be possible to sell at the price shown in the Valuation Index at the time of the sale due to market conditions and to the time necessary to complete all steps to sell the Collateral and (z) the Lender will use its judgment to make choices to obtain what it feels is the best price for the Collateral to get the Obligations repaid and these choices will not necessarily reflect the choices the Borrower would have made to obtain the best value for the Collateral as a whole.

7.4       No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement or any other Loan Document will operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The remedies herein conferred upon the Lender are not intended to be exclusive of any other remedies and each and every remedy is cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of any Regulation.

SECTION 8.      GENERAL PROVISIONS

8.1       Modifications and Signatures.

(a)       Amendments. This Agreement and the other Loan Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, and understandings, whether written or oral, of the parties hereto. No amendment, modification or termination of any provision of this Agreement or any other Loan Document shall be effective without the written consent of the Lender and the Borrower. No waiver or consent shall be effective without the written consent of the Lender and any such waiver shall then be effective only in the specific instance and for the specific purpose for which it was given.

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(b)       Successors and Assigns. This Agreement shall bind and inure solely to the benefit of the Borrower, the Lender, the Related Parties of the Lender and their respective successors and, if permitted, assigns; provided, that the Borrower may not assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void. The Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents without the consent of the Borrower.

(c)       No Waiver by Course of Dealing. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice (except as specifically required hereunder or under any other Loan Document) or demand in similar or other circumstances. The failure by the Lender at any time or times to require strict performance by the Borrower of any provision of this Agreement or any of the other Loan Documents or the grating of any waiver or indulgence shall not waive, affect or otherwise diminish any right of the Lender thereafter to demand strict compliance and performance with such provision, nor shall it constitute a course of dealing by the Lender at variance with the terms of this Agreement or any other Loan Document such as to require further notice by the Lender of the Lender’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of the Lender, in its discretion, to exercise any rights available to it under this Agreement, the other Loan Documents or under applicable Regulations.

(d)       Execution in Counterparts. This Agreement may be executed in counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and both of which, when taken together, shall constitute but one and the same Agreement. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.

(e)       Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. The Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable Regulations relating to electronic transaction and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable Regulations.

8.2       Notices and Communications. All notices, requests, demands, and other communications to either party hereto or given under any Loan Document shall be in writing (including electronic mail transmission or similar writing) and shall be given to such party at the physical address or send to the electronic mailing address set forth in below or at such other physical address or electronic mailing address as such party may hereafter specify for the purpose of notice to the Lender and the Borrower in accordance with the provisions of this Section 8.2:

If to the Borrower, to it at its address set forth on Schedule I.

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If to the Lender:	ALPPS LLC
256 West 38th Street, 15th Floor
New York NY 10018
Attention: Legal Notices
E-mail: legal@altlending.com

Each such notice, request or other communication shall be effective (a) if given by mail, three (3) Business Days after such communication is deposited in the U.S. Mail with first class postage pre-paid, addressed to the noticed party at the address specified herein, (b) if by nationally recognized overnight courier, when delivered with receipt acknowledged in writing by the noticed party, (c) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party or (d) if given by electronic mail, unless the Lender otherwise prescribes, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, however, that if such electronic mail is not sent during the normal business hours of the recipient, such electronic mail shall be deemed to have been sent at the opening of business on the next business day for the recipient. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

8.3       General Indemnity. The Borrower hereby agrees to indemnify and defend the Indemnitees against and to release and hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of the Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by the Lender or the Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable Regulations now or hereafter in effect, the Borrower shall pay (or shall promptly reimburse the Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a result of its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of the Borrower with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of the Lender shall survive the payment in full of the Obligations. If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or such document to the Lender, (A) the sum payable to the Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 8.3) the Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (B) the Borrower shall make such withholding or deductions and (C) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Regulations. The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, the full amount of all Taxes (including any Taxes imposed by any governmental authority on amounts payable under this Section 8.3 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Lender or any bank holding company parent of the Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Lender, at its address referred to in Section 8.2, the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Lender, evidencing payment thereof.

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8.4       Expenses. Whether or not the transactions contemplated hereby shall be consummated or any Loans shall be made, the Borrower agrees to pay promptly:

(a)       all the actual and reasonable costs and expenses of preparation of the Loan Documents on the Closing Date and the reasonable fees, expenses and disbursements of counsel to the Lender in connection with the negotiation, preparation and execution of the Loan Documents on the Closing Date, in any amount not to exceed the Legal Closing Fee in the aggregate; all the actual and reasonable costs and expenses of preparation of any Loan Documents after the Closing Date and any consents, amendments, waivers or other modifications to any Loan Documents; the reasonable fees, expenses and disbursements of counsel to the Lender in connection with the administration of the Loan Documents and any consents, waivers, amendments, supplements or other modifications thereto and any other documents or matters requested by the Borrower;

(b)       all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Lender, pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to the Lender;

(c)       all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers;

(d)       all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Lender and its counsel) in connection with the inspection, verification, custody or preservation of any Collateral, to the extent required or permitted hereunder;

(e)       after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Lender in enforcing any Obligation of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any Collateral or the enforcement of any guaranty) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; and

(f)       the foregoing shall be in addition to, and shall not be construed to limit, any other provisions of the Loan Documents regarding indemnification and costs and expenses to be paid by the Borrower.

8.5       Set-Off. In addition to any rights now or hereafter granted under applicable Regulations and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Secured Party is hereby authorized by the Borrower at any time or from time to time, without notice or demand to the Borrower or to any other Person, any such notice or demand being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness or other amounts at any time held or owing by such Secured Party to or for the credit or the account of the Borrower or any of its Related Parties against and on account of the Obligations of the Borrower hereunder (including from the proceeds of any Loan to be disbursed hereunder), irrespective of whether or not (a) such Secured Party shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other Obligation shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.

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8.6       Governing Law; Consent to Forum.

(a)       Except as otherwise expressly provided in any other LOAN Document, this Agreement, the other LOAN Documents and all claims, Actions and matters arising hereunder or thereunder or related hereto or thereto ARE governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b)       Any Action with respect to any Loan Document may be brought in the New York State courts sitting in New York County or the federal courts of the United States of America for the Southern District of New York and sitting in New York County. The Borrower (a) accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of such courts, (b) irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any Action in those jurisdictions, (c) irrevocably consents to the service of process of any court referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 8.2 and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service effected as provided in this manner will become effective ten (10) calendar days after the mailing of the process. Nothing contained in any Loan Document shall affect the right of the Lender to serve process in any other manner permitted by applicable Regulations or commence Actions or otherwise proceed against the Borrower in any other jurisdiction.

8.7       Waiver of Jury Trial and other Certain Rights.

(a)       The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Regulations, any right that they may have to trial by jury of any claim or cause of action or in any Action, directly or indirectly based upon or arising out of this Agreement (whether based on contract, tort or any other theory). Each party (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the other LOAN Documents by, among other things, the mutual waivers and certifications in this section.

(b)       The Borrower acknowledges and agrees that the foregoing waivers are a material inducement to the Lender to enter into and accept this Agreement. The Borrower has reviewed the foregoing waivers with its legal counsel and have knowingly and voluntarily waived its jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This Section 8.7 shall not restrict a party from exercising remedies under the UCC or from exercising pre-judgment remedies under applicable Regulations.

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(c)       To the fullest extent permitted by applicable Regulations, the Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable Regulations prior to allowing the Lender to exercise any of such Person’s self-help or judicial remedies to obtain possession of any of the Collateral; (ii) any claim against the Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with or as a result of any of the Loan Documents, any transaction thereunder, possession or control of the Collateral by the Lender, the enforcement of any remedies by the Lender or the use of any proceeds of any Loan; and (iii) notice of acceptance of this Agreement by the Lender.

8.8       Performance of the Borrower’s Obligations. If the Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, the Lender may, in its discretion at any time, for the Borrower’s account and at the Borrower’s expense, pay any amount or do any act required of the Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by the Lender. All costs and expenses incurred by the Lender in connection with the taking of any such action shall be reimbursed to the Lender by the Borrower on demand with interest at the Interest Rate from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by the Lender under this Section 8.8 shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to the Lender’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

8.9       Marshaling. No Secured Party shall be under any obligation to marshal any property in favor of the Borrower or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

8.10       Further Assurances. The Borrower agrees to take such further actions as the Lender shall reasonably request from time to time in connection herewith to evidence, give effect to or carry out this Agreement and the other Loan Documents and any of the transactions contemplated hereby or thereby. Promptly after the Lender’s request therefor, the Borrower shall execute or cause to be executed and delivered to the Lender such instruments, assignments, title certificates or other documents as are necessary or desirable under the UCC or other applicable Regulations to protect or perfect (or continue the perfection of) the Liens upon the Collateral granted under the Loan Documents.

8.11       External Communications.

(a)       No Press Releases; Confidentiality. None of the Borrower and its Affiliates shall (i) use any name, trademark, service mark, symbol, logo (or any abbreviation, contraction or simulation thereof) of, or otherwise refer to, any Secured Party without the prior consent of the Lender (including in any press release, letterhead, public announcement or marketing material), except, after consulting with the Lender, to the extent required to do so under applicable Regulations or (ii) represent that the Borrower or its Affiliates, any product or service of the Borrower or its Affiliates, or any know how or policy or practice of the Borrower or its Affiliates has been approved or endorsed by any Secured Party. The Borrower shall, and shall ensure that its Related Parties shall, maintain confidential all information about obtained by them with respect to the Lender in connection with this Agreement; provided that (i) such information may be provided on a confidential basis to any Governmental Authority with appropriate jurisdiction over the Borrower and (ii) Borrower’s parent company, DPW Holdings, Inc. shall, in consultation with the Lender, who shall be provided a draft beforehand and given the opportunity to comment, prepare and file a Current Report on Form 8-K with the Securities and Exchange Commission within the time prescribed therefor by the NYSE.

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(b)       Credit Report and Other Authorizations. The Borrower authorizes the Lender, its agents and representatives and any credit reporting agency engaged by the Lender, to (i) investigate any references given or any other statements or data obtained from or about the Borrower for the purpose of this Agreement, (ii) obtain consumer business credit reports on the Borrower and (iii) share information regarding the Borrower’s performance under this Agreement with affiliates.

8.12       Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any promissory note evidencing any Loan or the Obligations and shall continue in full force and effect until the full and final payment and performance of the Obligations and the termination of the Loan Documents.

8.13       Lender-Creditor Relationship. The relationship between the Borrower and the Lender created by the Loan Documents and the transactions contemplated therein is solely that of lender and creditor. The Lender has no any fiduciary relationship or duty to the Borrower arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Borrower and the Lender by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or any refinancing of any Obligation), the Borrower acknowledges and agrees that (a) the transactions contemplated by this Agreement and the Security Agreement involving the Lender are arm’s-length commercial transactions between the Borrower, on the one hand, and the Lender on the other hand, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (d) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person, and (e) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Lender and its Related Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by any Loan Document.  The Borrower hereby affirmatively represents and certifies to the Lender that it has consulted its own legal counsel, accounting, regulatory and tax advisors and understands and accepts the terms, conditions, risks and implications of the transactions evidenced by this Agreement.

8.14       Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In addition, upon any determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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8.15       Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) recital, article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified, (c) except as otherwise expressly written herein, any reference to any agreement in any Loan Document shall include a reference to all recitals, appendices, exhibits and schedules to such agreement and, unless the prior written consent of any party is required hereunder and is not obtained, shall be a reference to such agreement as waived, amended, restated, supplemented or otherwise modified and (d) except as otherwise expressly written herein, any reference to a specific Regulation shall be to such Regulation, as modified from time to time, together with any successor or replacement Regulation, in each case as in effect at the time of determination. Unless the context otherwise requires, when used in any Credit Document, the following terms have the following meaning: (u) “execution,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Regulation, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state Regulation based on the Uniform Electronic Transactions Act, (v) “incur” means incur, create, make, issue, assume or otherwise become or remain directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, as primary obligor or guarantor or endorser, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings, (w) “knowledge” of the Borrower means the best knowledge of any officer, director or employee of the Borrower after due inquiry, (x) “including” means “including, without limitation,” (y) “asset” and “property” have the same meaning and mean, “collectively, all rights and interests in tangible and intangible assets and properties, whether real, personal or mixed and including cash, capital stock, revenues, accounts, leasehold interests, contract rights and other rights under Permits and Contractual Obligations” and (z) “documents” means “collectively, all documents, drafts, instruments, agreements, indentures, certificates, forms, opinions, powers of attorney, notices, summons, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.” The headings in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement or any other Loan Document to statutes and regulations shall include all amendments of same and implementing regulations and any successor statutes and regulations; to any instrument or agreement (including any of the Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms hereof and thereof. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, with respect to any Default, is cured within any period of cure expressly provided in this Agreement. Whenever in any provision of this Agreement or any other Loan Document, the Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that the Lender may take or refrain to take such action in its sole discretion. References to times of the day shall refer to Eastern Time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. “month” (but not calendar month) means each period from the day (including the Closing Date itself) in a calendar month numerically-corresponding to the day of the Closing Date (provided that, if such calendar month does not have any such numerically-corresponding day, such numerically-corresponding day shall be deemed to be the last day of such calendar month) to the next such numerically-corresponding day in the next calendar month.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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In witness whereof, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective representatives thereunto duly authorized as of the date first written above.

SUPER CRYPTO MINING, INC.,
as Borrower

By:	/s/ Darren Magot
Name: Darren Magot
Title: Chief Executive Officer

ALPPS LLC,
as Lender

By:	/s/ Gennadiy Gurevich
Name: Gennadiy Gurevich
Title: Chief Investment Officer

LOAN AGREEMENT	Page | 30